1st Quarter 2008 Earnings Conference Call Script

Operator

Good day ladies and gentlemen, and welcome to the 1st Quarter 2008 Limco-Piedmont Inc. Earnings Conference Call. My name is ____________ and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. [Operator Instructions]. As a reminder, this conference is being recorded for replay purposes.

And I would now like to turn the presentation over to your host for today’s call Mr. Bob Koch, President, Limco-Airepair Inc. Please proceed.

Bob Koch - Thank you and welcome to Limco-Piedmont Inc.’s 1st Qtr. 2008 earnings call and web cast. Presenting on today’s call will be Shaul Menachem, CEO and Carla Covey, CFO. A replay of this call will be available until June 14, 2008 by dialing 1-800-642-1687. A replay of the web cast will also be accessible through our website at www.limcopiedmont.com.

By now everyone should have access to the first quarter earnings release, which went out yesterday after the market closed. If you have not received the release, it is available on the Investor Relations portion of our website at limcopiedmont.com.

Before we begin, we would like to remind you that statements we make that are not historical in nature are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements to be materially different from those that we may express or imply today.

The risks and uncertainties include, among others, changes in general economic conditions and conditions in the airline industry, the loss of a major customer, loss of market share and pressures on prices resulting from competition, and the risks associated with government contracts, among others

For additional information on this, you can refer to the reports that we file from time to time with the SEC. All forward-looking statements made today are current only as of today. We do not undertake any obligation to publicly update any forward-looking statements.

And with that, it’s my pleasure to turn the call over to Mr. Shaul Menachem. Go ahead, Shaul

Presentation of Shaul Menachem

Good afternoon and thank you for joining us for our 1st Qtr. 2008 earnings conference call. I am Shaul Menachem, CEO of Limco-Piedmont Inc.

After our remarks, we will address your questions.

As I indicated in our earnings press release, the first quarter of 2008 has been an exciting time for Limco-Piedmont.

First I’d like to welcome Carla Covey, our new CFO, to the LIMCO-Piedmont team. Carla has a strong background in financial leadership of public companies and is already making important contributions.

Marketplace Scan

During the first quarter we attended various trade shows and visited with customers about industry growth trends. The outsourcing and weak dollar trends we have previously discussed continue to drive growth opportunities for our industry.

These opportunities also come with increased performance expectations particularly as it relates to On Time Delivery and MRO cycle times or turn-time.

We also heard quite a lot about the influence of fuel prices. Fuel prices affect our markets in the following ways:

•	Upward price pressure will reduce flights and may reduce MRO requirements
•	Older aircraft with higher fuel consumption and higher MRO needs will be retired faster
•	Demand for newer, more fuel efficient aircraft will increase
•	Operators will face cash flow problems
•	Increased outsourcing at competitive prices will occur to offset fuel costs

We will be impacted by all these factors but are fortunate that there will be both positive and negative effects.

Business Highlights

Performance of our businesses remains strong. Compared to the fourth quarter of 2007 our MRO revenues grew 15%.

During Q1 we made important gains in our MRO turn-time performance, which will allow us to pursue and accommodate new work. Customers have acknowledged these improvements, which solidify our base business and create opportunities for growth.

In the last call, we reported we had reached an understanding with Air Wisconsin on landing gear services. We have made progress solidifying the contract and expect to service the first landing gear in June.

Our certification plan for overhaul of Honeywell 331 APUs continues on schedule and will be completed in the second quarter. This new capability will greatly expand our opportunities and positions us to take advantage of shifts in fleet make-up.

New bookings in our military MRO business have been encouraging. We began deliveries of KC-135 heat exchanger overhauls during the first quarter and continued building delivery rates on our F-15, F-16 and F-18 programs. We expect to close additional Military MRO contracts in Q2.

Our OEM business delivered near record revenues in March and continues to improve. Production rates on programs for our largest customers, Boeing, Bell and Raytheon are growing. Our OEM team completed development deliveries on Embrarer Phenom 300 heat exchangers, was awarded a contract on the Gulfstream G650 and successfully completed supplier evaluations from major OEM customers. We believe that we have established a strong foundation and are poised for continued growth in the future.

Now I would like Carla our new CFO to provide a financial overview.

Carla Comments

Thank you Shaul and welcome to everyone on the call. I’m pleased to be a part of the LIMCO-Piedmont team and thank you for this opportunity to discuss our Q1 results.

Revenues

•

Total revenues decreased to $17.1 million in the first three months of the year, from $20.2 million for the same period last year but improved by 15% from Q4 of 2007. The Q1 to Q1 decrease was attributable a one-time parts sale to Viva Aerobus for about $3MM million during the first three months of 2007.

•	Parts services revenues decreased to $4.1 million from $7.8 million in the three months ended March 31, 2007.
•

Revenues from MRO services, including OEM sales, increased to $13 million in the three months ended March 31, 2008 up from $11.5 million for the three months ended Dec 31, 2007 and up from $12.5 million for the three months ended March 31, 2007

•	The geographical breakdown of our revenues in the first three months of 2008 was:

	Revenues	% of total Revenues
North America	$11.6 million	67.7%
Europe	$3.3 million	19.3%
Asia	$721,000	8.8%
OTHERS	$1.5 million	4%

Gross Margin

•	Our gross margin increased to 24.5% in the three months ended March 31, 2008, up from 24% in the three months ended March 31, 2007.
•	Our gross margin for MRO services increased to 26% up from 22% in the 4th quarter of 2007 and decreased from 33% in the same quarter last year.
•	Our gross margin for Parts services increased to 20% in period ended March 31, 2008, up from 9% in the same period last year.

Selling and marketing expenses increased to $666 thousand in the three months ended March 31, 2008 from $640 thousand in the same period of 2007.

General and administrative expenses increased to $2.0 million in the three months ended March 31, 2008 from $1.71 million for the same period of 2007, an increase of 17.0%, and as a percentage of revenues rose to 12.0% in the three months ended March 31, 2008 from 8.5% in the same period of 2007. The increase in G&A expenses was primarily attributable to:

•	One time Sarbanes-Oxley expenses
•	Increased audit and legal fees related to our 10K filing

Inventory on March 31st, 2008 increased to $19.85 million from $15.52 million at the end of 2007. This is due primarily to a programmatic build up of MRO inventory. This material is needed to support new programs such as Air Wisconsin and the 331 APU and to provide faster cycle times in heat exchanger MRO programs.

Interest income increased to $293,000 in the three months ended March 31, 2008 from $54,000 in the same period last year. This is principally a result of our investment of a portion of the proceeds of our initial public offering and higher prevailing interest rates. These investments are held in government and corporate bonds, money markets and auction rate securities.

Income taxes decreased to $577,000 from $855,000 same period last year. Our effective tax rate declined to 36.4% in the first three months of 2008 from 36.8% in the same period last year. This is a result of our receipt of tax-exempt interest from a portion of our investments.

We ended the quarter with $8.4 million in cash and cash equivalents and $22.9 million in short-term investments. In early 2008, our board decided to change our investment policy and we sold approximately 90% of our short-term investments, consisting of auction rate tax-exempt securities, in the first two months of this year. The proceeds were reinvested in high-grade corporate debt, governmental debt instruments and money market funds and subsequent to the end of the quarter we sold a remaining $475,000 and we expect to complete an orderly sale of our remaining portfolio of auction rate tax-exempt securities in the near term.

With that I will ask the operator to open the line for your questions.

Question and Answer Session

(Operator Instructions)

Operator

Your first question comes from the line of

Q&A

Operator

There are no further questions at this time; I would now turn the call back over to Shaul Menachem for the closing remarks.

Shaul Menachem

Thank you and I look forward to speaking with you next quarter.

Operator

Thank you for your participation in today’s conference. This concludes the presentation.